Exhibit 99.1

VerifyMe Reports Second Quarter 2020 Results

Exited Quarter with Strongest Business Pipeline in Company History and $9.6 Million in Cash

Rochester, NY – GlobeNewswire - August 14, 2020 – VerifyMe, Inc. (NASDAQ: VRME) (“VerifyMe,” “we,” “our,” or the “Company”), a technology solutions provider specializing in brand protection functions such as counterfeit prevention, authentication, serialization, and track and trace features for labels, packaging and products, announced the Company's financial results for the second quarter ended June 30, 2020 (“Q2 2020”).

Key Financial Highlights for Q2 2020:

•	Revenues increased 86% to $75,256, compared to $40,479 in the second quarter ended June 30, 2019
•	Gross margins of 82%
•	Operating loss increased by 11% to $0.7 million
•	Adjusted EBITDA(1) improved by 12% to a loss of $352,927
•	Cash balance of $9.6 million
•	Alleviated going concern issue

Recent Business Highlights:

•	Nasdaq listing
•	Formed strategic partnership with Techind Engineers & Consultants-Impex, part of the Gohar Group, of India
•	Expanded VerifyMe® as Authentic™ labels availability for Amazon retailers to enable customers to easily authenticate their product including all legitimate COVID-19 related products with smart phone
•	Signed first order for VeriPAS™ track and trace technology in the cannabis industry
•	Expanded our contracted sales channel partners and representatives from four in 2019 to sixteen in 2020

(1) Adjusted EBITDA is a non-GAAP financial measure. Please see “Use of Non-GAAP Financial Measures” for a discussion of this non-GAAP measure. A reconciliation to the most directly comparable GAAP measure, net loss, is included as a schedule to this release.

•	Granted Notice of Allowance for our patent for our dual code authentication process relating to our invisible QR code and smartphone reading system from the U.S. Patent & Trademark Office
•	Continued initial contract with multi-billion-dollar global consumer products company
•	Expanded reach with new sales representative relationship based outside the United States in Zug, Switzerland
•	Focused sales team on six major consumable sales verticals

Management Commentary

“It has been an eventful past several months, highlighted by our successful $10 million public offering with Maxim Group LLC and Joseph Gunnar & Co., LLC, and our uplisting to Nasdaq,” commented, Patrick White, VerifyMe’s President and Chief Executive Officer.

Mr. White continued, “All companies have been impacted by the global COVID-19 pandemic, but we were more fortunate than most due to the fact that we have operated virtually since I took over as Chief Executive Officer in 2017. One major impact the pandemic had to our business was that certain new projects were pushed out, however, none were cancelled. Our current customers have continued marking product and we have been advised by one major customer that they intend to expand their use of our technology to additional products and three countries in the Far East starting in December 2020. It is also important to note that the COVID-19 pandemic environment presents needs for our technology. VerifyMe technologies can be used to authenticate face masks, hygienic hand wipes and COVID-19 test kits. Our pipeline of opportunities is at its highest in Company history, and we anticipate additional projects that are expected to add revenue in the coming 12-months.”

Mr. White concluded, “With a healthy balance sheet and a solid cash position, we believe we are in an excellent position to ramp our business with our strategic partners, existing clients and prospective new clients. We also believe that our high margined revenue demonstrates our business model’s ability to generate profitable growth. I couldn’t be more personally excited about our future and believe we are well-positioned for future success.”

Sales Team Focus on Six Major Consumable Sales Verticals:

1.	Cosmetics
2.	Food and Beverages
3.	Pharmaceuticals (including cannabis and nutraceuticals)
4.	Government Products (including voting ballots, drivers’ licenses, passports, tax stamps, and immigration documents)
5.	Apparel (uniforms, military, police, sports, and fashion brands)
6.	E-Commerce (preventing website counterfeiting for brand owners)

Financial Results for the Three Months Ended June 30, 2020:

Revenue for the three months ended June 30, 2020 was $75,256, an 86% increase as compared to $40,479 for the three months ended June 30, 2019. The revenue primarily related to security printing with our authentication serialization technology for two large global brand owners.

Gross profit for the three months ended June 30, 2020 was $62,084, compared to $33,394 for the three months ended June 30, 2019. The resulting gross margin was 82% for the three months ended June 30, 2020, compared to 82% for the three months ended June 30, 2019. We believe our high gross profit margins demonstrate our business model’s ability to generate profitable growth.

General and administrative expenses for the three months ended June 30, 2020 were $461,211, an increase of $43,016 or 10%, compared to $418,195 for the three months ended June 30, 2019. The increase primarily related to non-cash stock-based compensation which increased by approximately $82,000 offset by a net decrease in consulting expenses.

Legal and accounting expenses for the three months ended June 30, 2020 were $53,174, a decrease of $15,161 or 22%, compared to $68,335 for the three months ended June 30, 2019. The decrease related primarily to a decrease in legal fees.

Payroll expenses for the three months ended June 30, 2020 were $209,530, an increase of $107,744 or 106%, compared to $101,786 for the three months ended June 30, 2019. The increase related primarily to an increase in non-cash stock-based compensation of approximately $95,000 and an increase in salary of our Chief Financial Officer effective January 1, 2020.

Research and development expenses for the three months ended June 30, 2020 were $402, a decrease of $2,206 or 85%, compared to $2,608 for the three months ended June 30, 2019. The decrease is primarily due to our shift from research and development to commercialization of our products.

Sales and marketing expenses for the three months ended June 30, 2020 were $79,439, a decrease of $29,719 or 27%, compared to $109,158 for the three months ended June 30, 2019. The decrease primarily related to a decrease in non-cash stock-based compensation of approximately $57,000 and lower costs due to a decrease in trade shows primarily as a result of the COVID-19 pandemic, offset by increases in sales consulting fees.

Operating loss for the three months ended June 30, 2020 was $741,672, an increase of $74,984, or 11%, compared to $666,688 for the three months ended June 30, 2019. The increase primarily related to an increase in non-cash stock-based compensation offset by increases in revenue. Operating loss for the three months ended June 30, 2020 included approximately $353,000 of non-cash stock-based compensation compared to approximately $260,000 of non-cash stock-based compensation for the three months ended June 30, 2019.

Net loss for the three months ended June 30, 2020 was $2,653,057, an increase of $1,987,401, or 299%, compared to $665,656 for the three months ended June 30, 2019. The increase primarily was due to amortization of debt discount related to our convertible debentures included in interest expense. The resulting loss per share for the three months ended June 30, 2020 was $1.05 per diluted share, compared to $0.34 per diluted share for the three months ended June 30, 2019.

At June 30, 2020, VerifyMe had a $9.6 million cash balance, $0.1 million debt, and 5.34 million shares issued and outstanding.

Financial Results for the Six Months Ended June 30, 2020:

Revenue for the six months ended June 30, 2020 was $167,102, a 92% increase as compared to $86,933 for the six months ended June 30, 2019. The revenue primarily related to security printing with our authentication serialization technology for two large global brand owners.

Gross profit for the six months ended June 30, 2020 was $137,128, compared to $65,081 for the six months ended June 30, 2019. The resulting gross margin was 82% for the six months ended June 30, 2020, compared to 75% for the six months ended June 30, 2019. This increase was primarily a result of more efficient usage of our RainbowSecure® invisible ink allowing more output per canister. We believe our high gross profit margins demonstrate our business model’s ability to generate profitable growth.

General and administrative expenses for the six months ended June 30, 2020 were $1,031,793, an increase of $380,916 or 59%, compared to $650,877 for the six months ended June 30, 2019. The increase resulted primarily from an increase in non-cash charges related to stock-based compensation of $409,476 while the remaining variance was due to efficiencies within the Company.

Legal and accounting expenses for the six months ended June 30, 2020 were $89,725, a decrease of $40,974 or 31%, compared to $130,699 for the six months ended June 30, 2019. The decrease related primarily to a decrease in legal fees.

Payroll expenses for the six months ended June 30, 2020 were $303,525, an increase of $96,950 or 47%, compared to $206,575 for the six months ended June 30, 2019. The increase related primarily to an increase in non-cash stock-based compensation of approximately $71,000, and an increase in salary of our Chief Financial Officer effective January 1, 2020.

Research and development expenses for the six months ended June 30, 2020 were $402, a decrease of $5,849 or 94%, compared to $6,251 for the six months ended June 30, 2019. The decrease is primarily due to our shift from research and development to commercialization of our products.

Sales and marketing expenses for the six months ended June 30, 2020 were $122,349, a decrease of $129,952 or 52%, compared to $252,301 for the six months ended June 30, 2019. The decrease in sales and marketing relates to the departure of our VP of Global Business Development and our decreased participation in trade shows that have been cancelled due to the COVID-19 pandemic.

Operating loss for the six months ended June 30, 2020 was $1,410,666, an increase of $229,044 or 19%, compared to $1,181,622 for the six months ended June 30, 2019. The increase primarily related to an increase in non-cash stock-based compensation offset by increases in revenue. Operating loss for the six months ended June 30, 2020 included approximately $675,000 of non-cash stock-based compensation compared to approximately $349,000 of non-cash stock-based compensation for the six months ended June 30, 2019.

Net loss for the six months ended June 30, 2020 was $3,745,220, an increase of $2,566,258 or 218%, compared to $1,178,962 for the six months ended June 30, 2019. The increase primarily was due to amortization of debt discount related to our convertible debentures included in interest expense. The resulting loss per share for the six months ended June 30, 2020 was $1.58 per diluted share, compared to $0.61 per diluted share for the six months ended June 30, 2019.

About VerifyMe, Inc.

VerifyMe, Inc. (NASDAQ: VRME), is a technology solutions provider specializing in brand protection functions such as counterfeit prevention, authentication, serialization, and track and trace features for labels, packaging and products. VerifyMe’s physical technology authenticates packaging, labels and documents with a suite of proprietary security inks and pigments, which work in conjunction with serialization and track and trace software known as VeriPAS™ that allows both consumers and brand inspectors to verify authenticity with their smartphones. VeriPAS™ is a serialization software system that brand owners access through a web portal to monitor, control and protect their products complete life cycle. To learn more, visit www.verifyme.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding revenue opportunities, the use of our products in additional presses and locations, the results of ongoing tests, and roll-out of our products and authentication devices. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the impact of the COVID-19 pandemic, intellectual property litigation, the successful development of our sales and marketing capabilities, our ability to retain key management personnel, our ability to work with partners in selling our technologies to businesses, production difficulties, our inability to enter into contracts and arrangements with future partners, issues which may affect the reluctance of large companies to change their purchasing of products, acceptance of our technologies and the efficiency of our authenticators in the field. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the three months ended June 30, 2020. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Use of Non-GAAP Financial Measures

This press release includes both financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”), as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to and should not be considered as alternatives to any other GAAP financial measures. They may not be indicative of the historical operating results of VerifyMe nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

VerifyMe’s management uses and relies on EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The Company believes that both management and shareholders benefit from referring to EBITDA and Adjusted EBITDA in planning, forecasting and analyzing future periods. The Company’s management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison. The Company’s management recognizes that EBITDA and Adjusted EBITDA, as non-GAAP financial measures, have inherent limitations because of the described excluded items.

The Company defines EBITDA as net income before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation and change in fair value of derivative liabilities. EBITDA and Adjusted EBITDA are important measures of VerifyMe’s operating performance because they allow management, investors and analysts to evaluate and assess VerifyMe’s core operating results from period-to-period after removing the impact of items of a non-operational nature that affect comparability.

A reconciliation of EBITDA and Adjusted EBITDA to the most comparable financial measure, net loss, calculated in accordance with GAAP is included in this press release. The Company believes that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between VerifyMe and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

For Licensing or Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com

Website: http://www.verifyme.com

Investors:

ClearThink

nyc@clearthink.capital

VerifyMe, Inc.

Balance Sheets

	As of
	June 30, 2020	December 31, 2019
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$9,595,133	$252,766
Accounts Receivable	46,074	81,113
Deposits on Equipment	-	51,494
Prepaid expenses and other current assets	46,801	31,801
Inventory	34,630	30,158
TOTAL CURRENT ASSETS	9,722,638	447,332

PROPERTY AND EQUIPMENT
Equipment for lease, net of accumulated amortization of
$22,870 and $0 as of June 30, 2020 and December 31, 2019, respectively	227,714	177,021

INTANGIBLE ASSETS
Patents and Trademarks, net of accumulated amortization of
$306,223 and $292,588 as of June 30, 2020 and December 31, 2019, respectively	233,698	218,570
Capitalized Software Costs, net of accumulated amortization of
$10,023 and $0 as of June 30, 2020 and December 31, 2019, respectively	90,208	100,231
TOTAL ASSETS	$10,274,258	$943,154

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Convertible Debt, net of unamortized debt discount	$-	$297,997
Derivative Liability	-	171,499
Accounts payable and other accrued expenses	371,609	422,297
Accrued Payroll	13,133	119,041
TOTAL CURRENT LIABILITIES	384,742	1,010,834

LONG-TERM LIABILITIES
Term Note	$72,400	$-

TOTAL LIABILITIES	$457,142	$1,010,834

STOCKHOLDERS' EQUITY (DEFICIT)
Series A Convertible Preferred Stock, $.001 par value, 37,564,767 shares authorized; 0 shares issued and outstanding as of June 30, 2020 and
0 shares issued and outstanding as of December 31, 2019	-	-

Series B Convertible Preferred Stock, $.001 par value; 85 shares
authorized; 0.85 shares issued and outstanding as of June 30, 2020 and	-	-
December 31, 2019

Common stock of $.001 par value; 675,000,000 authorized; 5,350,391 and 2,239,120 issued, 5,343,380 and 2,232,112 shares outstanding as of June 30, 2020 and December 31, 2019, respectively	5,343	2,232

Additional paid in capital	75,441,731	61,814,826

Treasury stock as cost (7,011 shares at June 30, 2020 and December 31, 2019)	(113,389)	(113,389)

Accumulated deficit	(65,516,569)	(61,771,349)

STOCKHOLDERS' EQUITY (DEFICIT)	9,817,116	(67,680)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$10,274,258	$943,154

VerifyMe, Inc.

Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

NET REVENUE
Sales	$75,256	$40,479	$167,102	$86,933

COST OF SALES	13,172	7,085	29,974	21,852

GROSS PROFIT	62,084	33,394	137,128	65,081

OPERATING EXPENSES
General and administrative (a)	461,211	418,195	1,031,793	650,877
Legal and accounting	53,174	68,335	89,725	130,699
Payroll expenses (a)	209,530	101,786	303,525	206,575
Research and development	402	2,608	402	6,251
Sales and marketing (a)	79,439	109,158	122,349	252,301
Total Operating expenses	803,756	700,082	1,547,794	1,246,703

LOSS BEFORE OTHER INCOME (EXPENSE)	(741,672)	(666,688)	(1,410,666)	(1,181,622)

OTHER (EXPENSE) INCOME
Interest (expenses) income, net	(1,911,385)	1,032	(2,054,050)	2,660
Loss on Extinguishment of debt	-	-	(280,504)	-
TOTAL OTHER (EXPENSE) INCOME	(1,911,385)	1,032	(2,334,554)	2,660
NET LOSS	$(2,653,057)	$(665,656)	$(3,745,220)	$(1,178,962)

LOSS PER SHARE
BASIC	$(1.04)	$(0.34)	$(1.56)	$(0.61)
DILUTED	$(1.04)	$(0.34)	$(1.56)	$(0.61)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING
BASIC	2,549,844	1,950,416	2,394,948	1,928,687
DILUTED	2,549,844	1,950,416	2,394,948	1,928,687

(a)	Includes share based compensation of $365,295 and $687,924 for the three and six months ended June 30, 2020, respectively, and $259,923 and $349,008 for the three and six months ended June 30, 2019, respectively.

VerifyMe, Inc.

Statements of Cash Flows

(Unaudited)

	Six months ended
	June 30, 2020	June 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,745,220)	$(1,178,962)
Adjustments to reconcile net loss to net cash used in
operating activities:
Stock based compensation	49,681	15,000
Fair value of options in exchange for services	485,470	249,788
Fair value of restricted stock awards issued in exchange for services	98,938	84,220
Fair value of warrants in exchange for services	53,835	-
Loss on Extinguishment of Debt	280,504	-
Amortization of debt discount	1,992,000	-
Common stock issued for interest expense	60,802	-
Amortization and depreciation	46,528	11,635
Changes in operating assets and liabilities:
Accounts Receivable	35,039	8,349
Deposits on Equipment	-	(163,090)
Inventory	(4,472)	(1,284)
Prepaid expenses and other current assets	(15,000)	(4,200)
Accounts payable and accrued expenses	(37,555)	(34,694)
Net cash used in operating activities	(699,450)	(1,013,238)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Patents	(28,763)	(28,574)
Purchase of Equipment for lease	(22,069)	-
Capitalized Software Costs	-	(46,196)
Net cash used in investing activities	(50,832)	(74,770)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from public offering of securities, net of costs	9,023,046	-
Proceeds from issuance of notes payable	72,400	-
Repayment of bridge financing and early redemption fee	(750,000)	-
Proceeds from convertible debt, net of costs	1,747,203	-
Net cash provided by financing activities	10,092,649	-

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	9,342,367	(1,088,008)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	252,766	1,673,201

CASH AND CASH EQUIVALENTS - END OF PERIOD	$9,595,133	$585,193

VerifyMe, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2020	2019	2020	2019

Net loss (GAAP)	$(2,653,057)	$(665,656)	$(3,745,220)	$(1,178,962)

Interest expenses (income), net	1,911,385	(1,032)	2,054,050	(2,660)
Loss on Extinguishment of Debt	-	-	280,504	-
Amortization and depreciation	23,450	5,928	46,528	11,635
EBITDA (Non- GAAP)	(718,222)	(660,760)	(1,364,138)	(1,169,987)

Adjustments:

Stock based compensation	9,447	15,000	49,681	15,000
Fair value of options in exchange for services	267,865	126,077	485,470	249,788
Fair value of restricted stock awards issued in exchange for services	34,148	118,846	98,938	84,220
Fair value of warrants in exchange for services	53,835	-	53,835	-

Adjusted EBITDA (Non-GAAP)	$(352,927)	$(400,837)	$(676,214)	$(820,979)